UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2006
PDG ENVIRONMENTAL, INC.
(Exact name of registrant as specified in this charter)

Delaware	001-13667	22-2677298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1386 Beulah Road, Building 801, Pittsburgh, PA 15235
(Address of Principal Executive Offices and Zip Code)
Registrant’s Telephone Number, including area code: (412) 243-3200
Not applicable
(Former Name or Former Address, if Changes Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On December 12, 2006 the audit committee of the Board of Directors of PDG Environmental, Inc. (the “Company”) determined, after discussions with the Company’s independent auditors, that the Company is required to restate its previously issued financial statements for the fiscal quarters ended April 30, 2006 and July 31, 2006. The Company intends to file its restated financial statements prior to announcing the results for the third quarter ended October 31, 2006.
The restatement is being made to give effect to the impact of employee fraud in the Company’s Seattle office. The fraud was previously announced in a press release on November 2, 2006. The Company has determined that the misconduct resulted in the Company recording excess contract revenue of $721,000 (or 1% of annual contract revenue) in the three months ended April 30, 2006 and $316,000 (or 0.4% of annual contract revenue) in the three months ended July 31, 2006 and that the Company overstated its net income by $426,000 in the three months ended April 30, 2006 and by $246,000 in the three months ended July 31, 2006. These amounts do not include potential recoveries from insurance or other sources. The restatement will increase the Company’s loss per share by $0.02 per share to $0.13 per share for the three months ended April 30, 2006 and increase the Company’s loss per share by $0.01 per share to $0.06 per share for the three months ended July 31, 2006.
Item 8.01 Other Events
The Company is unable to file its quarterly report on Form 10-Q for the quarter ended October 31, 2006 by the due date of December 15, 2006 because the Company is in the process of completing the restatement of the financial statements for the fiscal quarters ended April 30, 2006 and July 31, 2006. On December 14, 2006, the Company will file a Form 12b-25 which provides an automatic five-calendar day extension to file its quarterly report on Form 10-Q for the quarter ended October 31, 2006. The Company plans to file its Form 10-Q for the quarter ended October 31, 2006 on or before December 20, 2006, the fifth calendar day following the required filing date as prescribed by Rule 12b-25.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: December 14, 2006

PDG ENVIRONMENTAL, INC.

By:	/s/ John C. Regan

John C. Regan Chairman and Chief Executive Officer